Exhibit 99.1

Atlanta, Georgia

August 16, 2011

NYSE Amex:  CGL.A

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle’s, Inc. Announces Results for the Quarter Ended July 2, 2011

Cagle’s, Inc. (CGL.A) reported a net (loss) of $(5.7) million or $(1.24) per share for the quarter ended July 2, 2011 compared to net income of $3.5 million or $0.75 per share for the quarter ended July 3, 2010.

Net sales for the first quarter were $81.9 million, up 4.2% from $78.6 million, reflecting an increase in pounds sold of 14.9% and a decrease in sales price for poultry of $0.059 per pound as compared to the same period of fiscal 2011. Quoted market price changes for products for the first quarter of fiscal 2012 versus the same period last year were:  leg quarters increased 27.4%,  boneless breast decreased 17.6%, breast tenders decreased 11.8%, wing markets decreased 40.3%, and whole birds without giblets were unchanged.

Cost of sales for the first quarter of fiscal 2012 increased 27.1% as compared with the same period last year, from $68.2 million to $86.7 million. Feed ingredient prices for broilers processed in the first quarter of fiscal 2012, which represented 46% of the total cost of sales, increased 68.3% or $16.3 million as compared to the first quarter of fiscal 2011.

Cagle’s and the industry’s profitability continue to be challenged by high feed cost accentuated by broiler markets pressured by over production. Effective the end of August Cagle’s will have executed a further cut back in production at its Pine Mountain Valley plant that will result in the company processing 22% less head than capacity. Towards the end of July our industry had begun to react in similar fashion with egg sets 6% less than the same period in 2010. These industry cut backs should have a positive effect on markets and final margins in the coming months.

Cagle’s, Inc.

/s/ J. Douglas Cagle
J. Douglas Cagle
Chairman, Chief Executive Officer
and President

This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Forward-Looking Statements” in Item 7 of the Company’s 2011 SEC Form 10-K Annual Report and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 2 of the Quarterly Report on SEC Form 10-Q for the Company’s first quarter ended July 2, 2011.

Cagle’s, Inc.

Condensed Consolidated Statements of Operations

(In Thousands, except net income per share)

	13 Weeks Ended	13 Weeks Ended
	July 2, 2011	July 3, 2010

Net Sales	$81,873	$78,571
Costs and Expenses:
Cost of Sales	86,683	68,215
Selling and Delivery	2,220	2,447
General and Administrative	1,507	2,098
Total Costs and Expenses	90,410	72,760

Operating Income (Loss)	(8,537)	5,811

Other Income (Expense):
Interest Expense	(420)	(381)
Other Income (Expense), Net	(4)	4
Total Other Expense, Net	(424)	(377)

Income (Loss) Before Income Taxes	(8,961)	5,434

Income Tax Expense (Benefit)	(3,226)	1,956

Net Income (Loss)	$(5,735)	$3,478

Weighted-Average Common Shares Outstanding	4,616	4,616
Net Income (Loss) Per Common Share	$(1.24)	$0.75

Cagle’s, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	July 2, 2011	April 2, 2011
ASSETS

Cash	$950	$1,370
Trade Accounts Receivable, net	15,100	15,882
Inventories	33,996	31,990
Other Current Assets	562	307
Total Current Assets	50,608	49,549

Property, Plant and Equipment (net)	32,245	33,245

Other Assets	9,172	7,519

TOTAL ASSETS	$92,025	$90,313

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Maturities of Long-term Debt	$10,401	$9,127
Accounts Payable	26,917	22,346
Other Current Liabilities	5,672	7,791
Total Current Liabilities	42,990	39,264

Long-Term Debt	20,001	16,280

Total Stockholders’ Equity	29,034	34,769

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$92,025	$90,313